Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-138106 on Form F-4 of Mitsubishi UFJ Financial Group, Inc. of our report dated August 31, 2005 relating to the financial statements of UFJ Holdings, Inc. for the years ended March 31, 2005 and 2004, and our report dated March 2, 2005, except for Note 29 as to the subsequent event for UFJ Strategic Partner Co., Ltd., as to which the date is March 31, 2005, relating to the financial statements of UFJ Holdings, Inc. for the years ended March 31, 2004 and 2003, which appear in the Current Report on Form 6-K dated February 28, 2006. We also consent to the reference to us under the heading “EXPERTS” which appears in the Prospectus, which is part of such Registration Statement.

/s/ Misuzu Audit Corporation

Misuzu Audit Corporation

Tokyo, Japan

April 10, 2007